Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Insperity, Inc. 2012 Incentive Plan of our reports dated February 14, 2012, with respect to the consolidated financial statements of Insperity, Inc. and the effectiveness of internal control over financial reporting of Insperity, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

May 21, 2012